Exhibit 16.1

July 13, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MOCON, Inc. (the Company) and, under the date of March 12, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013. On July 13, 2015, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 13, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that 1) the change was approved by the Audit Committee of the Board of Directors or 2) McGladrey LLP was not consulted regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on the Company’s consolidated financial statements, or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP